                     MILTON FEDERAL FINANCIAL CORPORATION
                               EXHIBIT NO. 99.1

--------------------------------------------------------------------------------



                      MILTON FEDERAL FINANCIAL CORPORATION
                                 25 LOWRY DRIVE
                             WEST MILTON, OHIO 45383
                                 (937) 698-4168

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   Notice is hereby given that the 2000 Annual Meeting of Shareholders of Milton Federal Financial Corporation ("MFFC") will be held at the American Legion building, at 2334 South Miami Street, West Milton, Ohio 45383, on January 26, 2000, at 2:00 p.m., local time (the "Annual Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

      1.    To reelect three directors of MFFC for terms expiring in 2002;

      2.    To elect one director of MFFC for a term expiring in 2002;

      3. To ratify the selection of Crowe, Chizek and Company as the auditors of MFFC for the current fiscal year;

      4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Only shareholders of MFFC of record at the close of business on December 3, 1999, will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying Proxy Statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM MAY BE ASSURED. The giving of a Proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

                                             By Order of the Board of Directors





December 27, 1999                            E. Lynn App, Secretary

                     MILTON FEDERAL FINANCIAL CORPORATION
                                25 LOWRY DRIVE
                           WEST MILTON, OHIO 45383
                                (937) 698-4168

                               PROXY STATEMENT

                                   PROXIES

   The enclosed Proxy is being solicited by the Board of Directors of Milton Federal Financial Corporation ("MFFC") for use at the 2000 Annual Meeting of Shareholders of MFFC to be held at the American Legion building at 2334 South Miami Street, West Milton, Ohio 45383, on January 26, 2000, at 2:00 p.m., local time, and at any adjournments thereof (the "Annual Meeting"). Without affecting any vote previously taken, the Proxy may be revoked by a shareholder executing a later dated proxy which is received by MFFC before the Proxy is exercised or by giving notice of revocation to MFFC in writing or in open meeting before the Proxy is exercised. Attendance at the Annual Meeting will not revoke, of itself, a Proxy.

   Each properly executed Proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

      FOR the reelection of Messrs. App, Hine and Long as directors of MFFC for terms expiring in 2002;

      FOR the election of Mr. Ratliff as director of MFFC for a term expiring in 2002;

      FOR the ratification of the selection of Crowe, Chizek and Company ("Crowe Chizek") as the auditors of MFFC for the current fiscal year.

   Proxies may be solicited by the directors, officers and other employees of MFFC and Milton Federal Savings Bank ("Milton Federal") in person or by telephone, telegraph or mail only for use at the Annual Meeting. Such Proxies will not be used for any other meeting. The cost of soliciting Proxies will be borne by MFFC.

   Only shareholders of record as of the close of business on December 3, 1999 (the "Voting Record Date") are eligible to vote at the Annual Meeting. Each such shareholder will be entitled to cast one vote for each share owned. MFFC's records disclose that, as of the Voting Record Date, there were 2,099,995 votes entitled to be cast at the Annual Meeting.

   This Proxy Statement is first being mailed to shareholders of MFFC on or about December 27, 1999.


                                VOTE REQUIRED

ELECTION OF DIRECTORS

   Under Ohio law and MFFC's Code of Regulations (the "Regulations"), the four nominees receiving the greatest number of votes will be elected as directors. No shareholder may cumulate votes in the election of directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. If the accompanying Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted FOR the election of the four nominees.

RATIFICATION OF SELECTION OF AUDITORS

   The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Chizek as the auditors of MFFC for the current fiscal year. The effect of an abstention is the same as a vote against ratification or approval. If the accompanying Proxy is signed and dated by the shareholder but no vote is specified thereon, the shares held by such shareholder will be voted FOR the ratification of the selection of Crowe Chizek as auditors.


            VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the only persons known to MFFC to own beneficially more than five percent of the outstanding common shares of MFFC as of November 30, 1999:


                                Amount and Nature of       Percent of
Name and Address                Beneficial Ownership   Shares Outstanding
----------------                --------------------   ------------------

United National Bank & Trust        187,339 (1)              8.92 %
220 Market Avenue South
Canton, Ohio 44702


-----------------------------

(1) Consists of shares held by United National Bank & Trust as the Trustee for the Milton Federal Financial Corporation Employee Stock Ownership Plan (the "ESOP").


   The following table sets forth certain information with respect to the number of common shares of MFFC beneficially owned by each nominee and director of MFFC and by all directors and executive officers of MFFC as a group as of November 30, 1999:


                                   Amount and Nature
                                of Beneficial Ownership
                                -----------------------
                          Sole Voting and   Shared Voting and  Percent of Shares
Name and Address(1)       Investment Power  Investment Power   Outstanding
-------------------       ----------------  --------------     -----------

Glenn E. Aidt                 65,695 (2)     10,000              3.54%
E. Lynn App                   15,436 (3)     47,067 (4)          2.96%
Kenneth J. Faze               14,454 (3)     15,000              1.40%
David R. Hayes                14,436 (3)     50,120 (4)          3.06%
Robert E. Hine                20,650 (3)      6,397              1.28%
Christopher S. Long           24,436 (3)     44,370 (4)          3.26%
Thomas L. Ratliff                  0         40,000              1.90%
All directors and
  executive officers
  of MFFC as a group
  (7 persons)                214,195 (5)     84,314 (6)         13.42%


----------------------------

(1) Each of the persons listed in this table, except Mr. Ratliff, may be contacted at the address of MFFC. Because Mr. Ratliff is not currently a director, his shares are not included in-group totals.

(Footnotes continued on next page)

(2) This number includes 41,260 shares that may be acquired upon the exercise of options awarded pursuant to the Milton Federal Financial Corporation 1995 Stock Option and Incentive Plan (the "Stock Option Plan") and 17,214 shares allocated to Mr. Aidt's ESOP account, with respect to which Mr. Aidt has voting control.

(3) This number includes 10,312 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan.

(4) This number includes 44,370 shares held by the Milton Federal Savings Bank Recognition and Retention Plan and Trust (the "RRP"), with respect to which Messrs. App, Hayes and Long have shared voting power as Trustees of the RRP.

(5) This number includes 123,764 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan and 27,105 shares allocated to the ESOP accounts of executive officers.

(6) The 44,370 shares held by the RRP Trust are reflected in each of three directors' amounts, but counted only once in the total amount beneficially owned by all directors and executive officers of MFFC as a group.


                              BOARD OF DIRECTORS

ELECTION OF DIRECTORS

   The Regulations provide for a Board of Directors consisting of seven persons. Each of the directors of MFFC is also a director of Milton Federal.

   In accordance with Section 2.03 of the Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of MFFC by the later of the November 30 immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of MFFC owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

   The Board of Directors proposes the reelection of the following persons to terms that will expire in 2002:

                                                                      Director
                                                    Director      of Milton Federal
Name                   Age(1) Position(s) Held      Since (2)         Since
----                   ---    ----------------     ----------         -----
E. Lynn App             57    Director and            1994            1986
                                Secretary
Robert E. Hine          70    Director and            1994            1973
                                Chairman
Christopher S. Long     57    Director                1994            1989



   On April 21, 1999, Cletus G. Minnich Jr. retired as a director and officer of MFFC. To fill this vacancy, the Board of Directors proposes the election of the following person to a term that expires in 2002:

Thomas L. Ratliff       59
 -----------------------------

(1)   As of November 30, 1999.

(2) Each director nominee became a director of MFFC in connection with the conversion of Milton Federal from mutual to stock form (the "Conversion") and the formation of MFFC as the holding company for Milton Federal.

   The following directors will continue to serve after the Annual Meeting for the terms indicated:

                                                                   Director
                                                                  of Milton
                                                      Director     Federal
Name              Age(1) Position(s) Held             Since (2)     Since       Term Expires
----              ---    ----------------             --------    ---------     ------------
Glenn E. Aidt      59    Director, Vice Chairman,     1994         1989          2001
                           President and Chief
                           Executive Officer
Kenneth J. Faze    66    Director                     1994         1985          2001
David R. Hayes     50    Director                     1994         1986          2001


-----------------------------

(1) As of November 30, 1999.

(2) Each director became a director of MFFC in connection with the Conversion.


   MR. AIDT has served as the President, the Chief Executive Officer and a director of Milton Federal since November 1989 and has served as Vice Chairman of the board since January 1999.

   MR. APP has served as a director of Milton Federal since 1986 and is the principal shareholder and President of E Lynn App, Inc., Architects, in Englewood, Ohio.

   DR. FAZE has served as a director of Milton Federal since 1985. Dr. Faze was the Chief Executive Officer of Milton Union Medical Center, Inc. in West Milton, Ohio, from 1984 to March 1, 1998, where he retired from the active practice of medicine.

   DR. HAYES has served as a director of Milton Federal since 1986 and has been the President of West Milton Veterinary Clinic, Inc., West Milton, Ohio, since 1984.

   MR. HINE has served as Chairman of the Board of Milton Federal since January 1999 and has served as a director of Milton Federal since 1973. From 1993 to 1999, Mr. Hine served as Vice Chairman of the Board of Directors of Milton Federal. Mr. Hine has been a co-owner of Hine's, Inc., in Vandalia and Troy, Ohio, since 1954.

   MR. LONG, who has served as a director of Milton Federal since 1989, has been the President and co-owner of Long & Associates, Inc., an association management firm in West Milton, Ohio, since 1984.

   MR. RATLIFF is a new candidate for director of Milton Federal. He has been the owner and Vice President of Freedom Electric in Dayton, Ohio, since 1981.


MEETINGS OF DIRECTORS

   The Board of Directors of MFFC met 18 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1999. Each director attended at least 75% of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director was a member.

   Each director of MFFC is also a director of Milton Federal. The Board of Directors of Milton Federal met 18 times for regularly scheduled and special meetings during the fiscal year ended September 30, 1999. Each director attended at least 75% of the aggregate of such meetings and all meetings of committees of the Board of Directors of which such director was a member.

COMMITTEES OF DIRECTORS

   The Board of Directors of MFFC has an Audit Committee, an ESOP Committee and a Stock Option Committee.

   The Audit Committee recommends audit firms to the full Board of Directors and reviews and approves the annual independent-audit report. Such Committee also monitors management's responses to Office of Thrift Supervision ("OTS") examination reports. The members of the Audit Committee are Messrs. App, Hine and Long. The Audit Committee met 4 times during fiscal year 1999.

   The ESOP Committee administers the ESOP and presently consists of Messrs. Faze, App, Hayes and Long. The ESOP Committee met 7 times during the fiscal year ended September 30, 1999.

   The Stock Option Committee is responsible for administering the Stock Option Plan, including interpreting the Stock Option Plan and awarding options pursuant to its terms. Its members are Messrs. Faze, App, Hayes and Long. The Stock Option Committee met 7 times during the fiscal year ended September 30, 1999.

   The Board of Directors of MFFC does not have a nominating committee or a compensation committee. Nominees for election to the Board of Directors are selected by the entire Board of Directors.

   The Board of Directors of Milton Federal has several committees, including Compensation, RRP, Executive and Loan Committees.

   The Compensation Committee reviews the President's salary and recommends salary increases to the full Board of Directors for approval. The Compensation Committee also reviews the President's recommendations with respect to salary increases for the other executive officers and reports thereon to the Board of Directors, which makes the final salary determinations. Messrs. Faze, Hayes, App and Long are the members of the Compensation Committee. Such Committee met 7 times during fiscal year 1999.

   The RRP Committee administers the RRP. Such Committee consists of Messrs. Faze, App, Hayes and Long. The RRP Committee met 7 times during fiscal year 1999.

   The Executive Committee is authorized to act, with certain limitations, on behalf of the Board of Directors between meetings of the Board of Directors. Messrs. Aidt and Hine are the members of the Executive Committee. The Executive Committee met five times during fiscal year 1999.

   The Loan Committee reviews the recommendations of Milton Federal's loan officers and approves or disapproves loans of up to $400,000. Any loans of amounts exceeding $400,000 are referred to the full Board of Directors. The members of the Loan Committee are Messrs. Aidt and Hine. The Loan Committee met 52 times during fiscal year 1999.

                              EXECUTIVE OFFICERS

   In addition to Mr. Aidt, the President of both MFFC and Milton Federal, and Mr. App, the Secretary of MFFC, the following persons are executive officers of MFFC and Milton Federal and hold the designated positions:



      Name                      Age(1)        Position(s) Held
      ----                      ------        ----------------
      Thomas P. Eyer             45           Treasurer and Chief
                                              Financial Officer of
                                              MFFC, Executive Vice
                                              President/Financial
                                              Operations, Treasurer
                                              and Chief Financial
                                              Officer of Milton
                                              Federal

      Dennis L. Piper            53           Senior Vice
                                              President/Lending
                                              Operations of Milton
                                              Federal

      Debbie A. Jones            51           Executive Vice
                                              President/Banking
                                              Operations of Milton
                                              Federal

-----------------------------

(1)   As of November 30, 1999.

   MR. EYER has served as Executive Vice President /Financial Operations, Chief Financial Officer, and Treasurer of Milton Federal since 1998. He served as Senior Vice President/Financial Operations, Chief Financial Officer and Treasurer of Milton Federal since January 1993 and served as Vice President, Chief Financial Officer and Treasurer of Milton Federal from 1992 until 1993. From 1991 to 1992, Mr. Eyer was Assistant Controller of First National Bank, Dayton, and from 1975 to 1991 was employed by Gem Savings Association, last serving as Controller.

   MR. PIPER has served as Senior Vice President/Lending Operations for Milton Federal since May 1999. From 1990 to 1999 Mr. Piper was employed by DEI Inc. last serving as Executive Vice President and Sales Manager. From 1977 to 1990, he was employed by the Peoples Bank Company of Coldwater, Ohio last serving as President and CEO.

   MRS. JONES has served as Executive Vice President/Banking Operations of Milton Federal since July 1998. She served as Senior Vice President/Banking Operations for Milton Federal since January 1994 and has worked for Milton Federal since 1979.

   Under the federal securities laws, MFFC's directors, executive officers and persons holding more than ten percent of the common shares of MFFC are required to report their ownership of common shares and any changes in such ownership to the Securities and Exchange Commission (the "SEC") and to MFFC. Based upon a review of such reports, MFFC must disclose any failure to file such reports timely in Proxy Statements used in connection with annual meetings of shareholders. MFFC has determined that no failure to file such reports timely occurred during fiscal year 1999.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid to Glenn E. Aidt, the President and Chief Executive Officer of both MFFC and Milton Federal, for the fiscal years ended September 30, 1999, 1998 and 1997. No other executive officer of MFFC earned salary and bonus in excess of $100,000 during such period.

                                    Summary Compensation Table
                                    -----------------------------

                                  Annual Compensation       Long Term Compensation
                                 -------------------------------------------------
                                                                            Awards
                                                                 ------------------------------
     Name and               Year       Salary         Bonus ($)   Restricted        Securities      All Other
     Principal                         ($)(1)                    Stock Awards       Underlying     Compensation
     Position                                                        ($)             Options/
                                                                                      SARs(#)
     ------------------------------------------------------------------------------------------------------------
     Glenn E. Aidt          1999    $143,686 (2)      $25,859         --                 --          $59,352 (5)
       President, Chief     1998    $137,035 (3)      $24,628         --                 --          $40,727 (6)
       Executive Officer    1997    $129,332 (4)      $22,187         --                 --          $43,049 (7)


---------------------------

(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Milton Federal of providing such benefits to Mr. Aidt was less than 10% of his cash compensation.

(2)   Includes salary of $133,897 and directors' fees of $9,789.

(3)   Includes salary of $127,876 and directors' fees of $9,159.

(4)   Includes salary of $120,323 and directors' fees of $9,009.


(5) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,294; the $58,022 aggregate value at the date of allocation of 4,991 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $36 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.

(6) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,416; the $39,207 aggregate value at the date of allocation of 3,075 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $104 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.

(7) Consists of Milton Federal's matching contribution to Mr. Aidt's defined contribution plan account in the amount of $1,323; the $41,509 aggregate value at the date of allocation of 2,721 common shares of MFFC allocated to Mr. Aidt's account pursuant to the ESOP; and the premium of $217 paid by Milton Federal for insurance on the life of Mr. Aidt payable to a beneficiary designated by Mr. Aidt.


STOCK OPTION PLAN

   At the 1995 Annual Meeting of the Shareholders of MFFC, the shareholders approved the Stock Option Plan. The Board of MFFC reserved 257,887 commons shares, which is equal to 10% of the common shares issued in connection with the Conversion, for issuance by MFFC upon the exercise of options to be granted to certain directors, officers and employees of Milton Federal and MFFC from time-to-time under the Stock Option Plan. Options to purchase 225,651 common shares of MFFC have been awarded pursuant to the Stock Option Plan. Options have a five-year vesting schedule.


   The following table sets forth information regarding the number and value of unexercised options held by Mr. Aidt at September 30, 1999:

Aggregated Option/SAR Exercises In Last Fiscal Year and 9/30/99 Option/SAR
Values



                                                          Number of
                                                          Securities         Value of
                                                          Underlying        Unexercised
                                                         Unexercised         In-the-Money
                                                        Options/SARs at     Options/SARs at
                                                         9/30/99 (#)          9/30/99 ($)
                  Shares Acquired
Name              on Exercise (#)   Value Realized ($)   Exercisable/       Exercisable/
                                                         Unexercisable      Unexercisable
-------------------------------------------------------------------------------------------

Glenn E. Aidt         --             N/A                 41,260/10,318(1)



-----------------------------

(1) Such options are not deemed to have any value as of September 30, 1999, because their exercise price of $13.69 exceeded the $11.625 closing sale price reported by The Nasdaq Stock Market on September 30,1999.

RECOGNITION AND RETENTION PLAN AND TRUST

   At the 1995 Annual Meeting of the Shareholders of MFFC, the shareholders of MFFC approved the RRP. With funds contributed by Milton Federal, the RRP purchased 103,155 shares of MFFC, 74,784 of which were awarded to directors and executive officers of Milton Federal in October 1995. The awards have a five-year vesting schedule.


EMPLOYMENT AGREEMENTS

   Milton Federal and Mr. Aidt are parties to an employment agreement with an expiration date of December 21, 2001 (the "Employment Agreement"). A salary and performance review must be conducted by the Board of Directors not less often than annually. The Employment Agreement requires the inclusion of Mr. Aidt in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement also provides for vacation and sick leave.

   The Employment Agreement is terminable by Milton Federal at any time. In the event of termination by Milton Federal for "just cause," as defined in the Employment Agreement, Mr. Aidt will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Milton Federal other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Aidt will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the end of the term of the Employment Agreement or the date Mr. Aidt becomes employed full-time by another employer, whichever occurs first.

   The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment for any reason other than just cause, retirement or termination at the end of the term of the agreement, (2) a change in the capacity or circumstances in which Mr. Aidt is employed or (3) a material reduction in Mr. Aidt's responsibilities, authority, compensation or other benefits provided under the Employment Agreement without Mr. Aidt's written consent. In the event of any such occurrence, Mr. Aidt will be entitled to payment of an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Aidt will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which Mr. Aidt is included in another employer's benefit plans as a full-time employee. The maximum that Mr. Aidt may receive, however, is limited to an amount that will not result in the imposition of a penalty tax pursuant to
Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Milton Federal or MFFC, the control of the election of a majority of Milton Federal's or MFFC's directors or the exercise of a controlling influence over the management or policies of Milton Federal or MFFC.


DEFINED BENEFIT PLAN

   Milton Federal sponsors a defined benefit pension plan (the "Pension Plan") covering all employees age 21 or older who have completed at least one year of service to Milton Federal.

   The normal Pension Plan retirement benefit payable upon retirement at or after age 65 is the product of (a) 1%, multiplied by (b) years of service, multiplied by (c) average annual salary for the five consecutive years of highest salary. Employees become 100% vested in the Pension Plan after five years of employment. Participants are automatically 100% vested at 65 years of age regardless of years of service. The Pension Plan also includes provisions for early retirement, disability retirement and a death benefit. The compensation covered by the Pension Plan includes only the employee's basic annual salary, exclusive of bonuses, fees or other special payments.


                              PENSION PLAN TABLE


    HIGH-5      15 YEARS   20 YEARS     25 YEARS     30 YEARS    35 YEARS
   AVERAGE      BENEFIT     BENEFIT     BENEFIT      BENEFIT      BENEFIT
 COMPENSATION   SERVICE    SERVICE      SERVICE      SERVICE     SERVICE

$  15,000       $  2,300   $  3,000    $  3,800     $  4,500    $  5,300
   30,000          4,500      6,000       7,500        9,000      10,500
   45,000          6,800      9,000      11,300       13,500      15,800
   60,000          9,000     12,000      15,000       18,000      21,000
   75,000         11,300     15,000      18,800       22,500      26,300
   90,000         13,500     18,000      22,500       27,000      31,500
  105,000         15,800     21,000      26,300       31,500      36,800
  120,000         18,000     24,000      30,000       36,000      42,000
  135,000         20,300     27,000      33,800       40,500      47,300
  150,000         22,500     30,000      37,500       45,000      52,500

   Milton Federal had no Pension Plan expense for fiscal year 1998 because the Pension Plan was overfunded. Mr. Aidt has ten years of credited service under the Pension Plan. The base salary of Mr. Aidt for 1999 is set forth in the Summary Compensation Table under the "Salary" heading. Benefits under the Pension Plan are computed based on the straight-life annuity method and are not subject to deduction for social security or any other offset amount.

DIRECTOR COMPENSATION

   MFFC pays no directors' fees. Effective January 1, 1999, each director of Milton Federal receives a fee of $9,789 per year for service as a director of Milton Federal. Each non-employee director also receives $125 per hour for attending committee meetings.

   In October 1993, Milton Federal instituted a deferred compensation program for its directors pursuant to which the directors may defer payment of their directors' fees. Under an agreement between each of six of the directors and Milton Federal, such fees are credited to an account for the director. The amount credited bears interest at a rate determined by the Board of Directors, currently an annual rate of seven percent. The deferred amounts plus interest will be paid from the general assets of Milton Federal to the director at the time of his termination of board service. If the director dies while serving as a director of Milton Federal, an annual payment will be made for five years to the director's beneficiary. Such death benefit payments will total the amount that would have accrued to the director's account assuming deferral of $7,000 per year until age 70. The plan may be amended or terminated by Milton Federal at any time.

   Milton Federal has purchased insurance contracts on the lives of the participants in the deferred compensation plan and named Milton Federal as the beneficiary. While the insurance contracts are not committed to fund the deferred compensation plan and the plan is an unsecured obligation of Milton Federal, management currently intends to use the insurance for such purpose.

   The directors of MFFC are also eligible for awards under the Stock Option Plan and the RRP. During fiscal year 1999, no awards were granted under the Stock Option Plan and the RRP.


COMPENSATION COMMITTEE REPORT

   As a unitary savings and loan holding company, the business of MFFC consists principally of holding the stock of Milton Federal. The functions of the executive officers of MFFC, who are also executive officers of Milton Federal, pertain primarily to the operations of Milton Federal. The executive officers receive their compensation, therefore, from Milton Federal, rather than from MFFC. The Compensation Committee of the Milton Federal Board of Directors (the "Committee") has furnished the following report concerning executive compensation.


PROCESS FOR DETERMINING COMPENSATION

   MFFC has not paid any cash compensation to its executive officers since its formation. All executive officers of MFFC also currently hold positions with Milton Federal and receive cash compensation from Milton Federal.

   The compensation levels of the executive officers, including the Chief Executive Officer/ President (the "CEO"), are reviewed each year by the Committee. The Committee reviews independent surveys of compensation of officers in the thrift industry. In addition, it assesses each executive officer's contribution to MFFC and Milton Federal, the skills and experiences required by such officer's position and the potential of the officer to contribute to MFFC and Milton Federal in the future. Based on the foregoing assessment, the Committee makes recommendations to the full Board of Directors of Milton Federal. The Board of Directors reviews such recommendations and makes final determinations with respect to the compensation of the executive officers, except that directors who are also executive officers do not participate in discussions regarding their own respective compensation.

COMPENSATION POLICIES

   The Committee's executive compensation policies are designed to provide competitive levels of compensation that will assist Milton Federal and MFFC in attracting and retaining qualified executives and that will also integrate compensation with the short and long-term performance goals of Milton Federal and MFFC and reward individual performance, initiative and achievements. The cash compensation program for executive officers consists of the following two elements: a base salary and an officer incentive bonus. The executive officers of Milton Federal are also eligible for discretionary awards under the Stock Option Plan and the RRP. The combination of base salary, bonus and stock benefit plan awards is designed to relate total compensation levels to the performance of Milton Federal and MFFC and each individual executive officer's contribution thereto.

   The objectives of the discretionary officer cash bonuses are to motivate and reward the executive officers in connection with the accomplishment of annual objectives of Milton Federal and MFFC, to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to annual and long-range business results and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. For executive officers of Milton Federal and MFFC, including the CEO, bonuses are determined as a percentage of annual base salary, which percentage is calculated based upon the achievement of certain goals which relate to levels of profitability of MFFC and Milton Federal. The corporate profitability measurement used was return on average equity.

   No stock option awards or RRP awards were considered during fiscal year 1999.


DETERMINATION OF CEO'S COMPENSATION

   The Committee determined the compensation of the CEO in fiscal year 1999 pursuant to the policies described above for executive officers. The corporate profitability measurement considered was return on average equity. Additional corporate goals considered were implementation of stock repurchases, implementation of a strategic plan, and successful completion of the fiscal 1999 Business Plan.

   The individual goals considered were related to the CEO's efforts in Milton Federal achieving certain regulatory ratings, implementation of strategic goals, shareholder relations, community involvement, and industry involvement.

Submitted by the Compensation Committee of Milton Federal's Board of
Directors:

Kenneth J. Faze, Chairman
David R. Hayes
E. Lynn App
Christopher S. Long


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   MFFC pays no cash compensation to officers or employees of MFFC or Milton Federal and therefore has no compensation committee. The Board of Directors does, however, have a Stock Option Committee, whose members are Messrs. Faze, App, Hayes and Long, none of whom are or ever have been officers of MFFC or Milton Federal Savings Bank.

   The Board of Directors of Milton Federal has a Compensation Committee, the members of which are Messrs. App, Faze, Hayes and Long, none of whom are or ever have been officers of MFFC or Milton Federal. The Board of Directors of Milton Federal also has an RRP Committee, composed of Messrs. Faze,

Long, Hayes and App, which determines RRP awards and administers the RRP. During fiscal year 1999, there were no other reportable relationships between the members of the aforementioned committees and MFFC or Milton Federal.


PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change in MFFC's cumulative total shareholder return against the cumulative return of a broad index of The Nasdaq National Market and an index of savings associations with assets of less than $250 million for the period from October 7, 1994, the date on which trading of MFFC's shares commenced, and September 30, 1999. The graph assumes the investment of $100 on October 7, 1994. Cumulative total shareholder return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of MFFC's common shares at the end and at the beginning of the measurement period; by (ii) the price of MFFC's common shares at the beginning of the measurement period.


MILTON FEDERAL FINANCIAL CORPORATION

-------------------------------------------------------------------------------
                                                   Period Ending
                                -----------------------------------------------
Index                      10/7/94  9/30/95  9/30/96  9/30/97  9/30/98  9/30/99
-------------------------------------------------------------------------------
Milton Federal
 Financial Corporation      100.00   159.82   149.80   210.10  182.55   174.29
Nasdaq - Total US*          100.00   140.65   166.91   229.17  233.05   378.63
SNL <$250M Thrift Index     100.00   128.34   144.16   210.05  192.36   182.27
------------------------------------------------------------------------------

CERTAIN TRANSACTIONS WITH MFFC

   During the fiscal year ended September 30, 1999, certain directors of MFFC had loans from Milton Federal with balances in excess of $60,000. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

                            SELECTION OF AUDITORS

   The Board of Directors has selected Crowe Chizek as the auditors of MFFC and Milton Federal for the current fiscal year and recommends that the shareholders ratify the selection. Management expects that a representative of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


PROPOSALS OF SHAREHOLDERS

   Any proposals of qualified shareholders intended to be included in the proxy statement for the 2001 Annual Meeting of shareholders of MFFC should be sent to MFFC by certified mail and must be received by MFFC no later than August 29, 2000. In addition, if a shareholder intends to present a proposal at the 2001 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by November 13, 2000, then the proxies designated by the Board of Directors of MFFC for the 2001 Annual Meeting of shareholders of MFFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such a meeting.


                                OTHER MATTERS

   Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                          By Order of the Board of Directors


December 27, 1999             E. Lynn App, Secretary